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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                           WOODWORKERS WAREHOUSE, INC.
                       -----------------------------------
             (Exact name of Registrant as Specified in its Charter)



             Delaware                                   04-3579658
--------------------------------------     -------------------------------------
     (State of Incorporation or             (I.R.S. Employer Identification No.)
          Organization)

126 Oxford Street
Lynn, Massachusetts                                     01901-1132
--------------------------------------     -------------------------------------
   (Address of principal executive                      (zip code)
              offices)



If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of
pursuant to Section 12(b) of the           securities pursuant to Section 12(g)
Exchange Act and is effective pursuant     of the Exchange Act and is effective
to General Instruction A.(c), please       pursuant to General Instruction
check the following box.                   A.(d), please check the following
                                   / /     box.                              /X/



Securities Act registration statement file number to which this form relates: _______________
         (If applicable)

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Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                          Name of Each Exchange on Which
to be so registered                          Each Class is to be Registered
-------------------                          ------------------------------

None


Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share
            ---------------------------------------------------------
                                (Title of class)


Item 1.  Description of Registrant's Securities to be Registered.

         Woodworkers Warehouse, Inc. ("Registrant"), a Delaware Corporation, is the successor by merger of Trend-Lines, Inc., a Massachusetts corporation. This registration statement relates to the Common Stock, par value $.01 per share of Registrant (the "Common Stock").

         Registrant has authorized the issuance of 7,500,000 shares of Common Stock. As of October 29, 2001, there were 5,640,000 shares of Common Stock issued and outstanding.

         The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by the Registrant's Certificate of Incorporation, which means that the holders of a majority of the votes can elect all of the directors then standing for election. The holders of the Common Stock are entitled to receive dividends which may be paid by the Registrant in cash, property or shares of Common Stock at such times and in such amounts as the Board of Directors from time to time may determine.

         The holders of Common Stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions with respect to the Common Stock. The Registrant's Certificate of Incorporation prohibits the holders of the Common Stock from taking action by written consent in lieu of a meeting. All of the shares of Common Stock presently outstanding are deemed to be validly issued, fully paid and nonassessable as of October 29, 2001, although certificates representing such shares of Common Stock have not yet been issued.

         Registrant is subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a "business combination" which includes a merger with or sale of more than 10% of the corporation's assets to any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and


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associates of such persons, for three years following the date that such stockholder became an "interested stockholder" unless:

         o the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained such status;


         o upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers;

         o on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

         This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to Registrant and, accordingly, may discourage attempts to acquire Registrant.

Item 2. Exhibits.

1. Certificate of Incorporation of the Registrant, filed in Delaware on October 19, 2001.

2.       Bylaws of the Registrant, adopted as of October 24, 2001.



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       WOODWORKERS WAREHOUSE, INC.



                                       By: /s/ Walter S. Spokowski
                                           ---------------------------
                                           Walter S. Spokowski
                                           President and Chief Executive Officer


Date: October 30, 2001



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                                  EXHIBIT INDEX
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Page
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Exhibit A                           Certificate of Incorporation

Exhibit B                           Bylaws




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